Exhibit 99.1

Coffee Holding Co., Inc. Reports Year End Results

Year End Results

STATEN ISLAND, New York – January 29, 2019. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced its operating results for the fiscal year ended October 31, 2018:

The Company had income of $2,038,938 before income taxes and non-controlling interest in subsidiary for the fiscal year ended October 31, 2018 compared to income of $976,936 for the fiscal year ended October 31, 2017, resulting in a net change of $1,062,002 for the year ended October 31, 2018. The increase was primarily attributable to the reasons described below.

Net sales totaled $90,655,294 for the fiscal year ended October 31, 2018, an increase of $13,527,699, or 17.5%, from $77,127,595 for the fiscal year ended October 31, 2017. This increase includes approximately $5,512,930 of net sales from the operations of Steep & Brew, which was acquired in April 2018 by Generations Coffee Company, the entity formed as a result of the Company’s joint venture with Caruso’s Coffee, Inc. Therefore, organic sales growth was $8,014,769 or 10.4%. The increase in the Company’s net sales reflects the Company’s continued increased sales of branded and private label coffee and wholesale green beans to both new and existing customers.

Cost of sales for the fiscal year ended October 31, 2018 was $75,040,802, or 82.8% of net sales, as compared to $64,977,632, or 84.3% of net sales, for the fiscal year ended October 31, 2017. Cost of sales consists primarily of the cost of green coffee and packaging materials and realized and unrealized gains or losses on hedging activity. The increase in cost of sales was due to the Company’s increased sales and sales generated by the Steep & Brew acquisition which results were not included in the year ended October 31, 2017.

Gross profit for the fiscal year ended October 31, 2018 was $15,614,492, an increase of $3,464,529 from $12,149,963 for the fiscal year ended October 31, 2017. Gross profit as a percentage of net sales increased to 17.2% for the fiscal year ended October 31, 2018 from 15.8% for the fiscal year ended October 31, 2017. The integration of Steep & Brew accounted for approximately $2,111,000 of the increase. The Company experienced improved margins on the Company’s wholesale and roasted business during the year despite the increased freight and shipping costs.

Total operating expenses increased by $2,286,083 to $13,213,329 for the fiscal year ended October 31, 2018 from $10,927,246 for the fiscal year ended October 31, 2017. Selling and administrative expenses increased $2,303,823, or 22.5%, to $12,532,329 for the fiscal year ended October 31, 2018 from $10,228,506 for the fiscal year ended October 31, 2017. The primary reasons for this increase were the acquisition of Steep & Brew which accounted for $1,800,677 and the increase in the Company’s freight costs as it increased and expanded its product distribution. Officers’ salary decreased by $17,740 or 2.5% to $681,000 for the fiscal year ended October 31, 2018 from $698,740 for the fiscal year ended October 31, 2017.

“Although we faced multiple challenges throughout 2018, we continued to make significant strides towards achieving sustainable long-term growth and profitability. A second consecutive year of abnormally depressed coffee prices, tariffs imposed on the steel industry, which negatively affected our cost structure on finished goods, combined with ever increasing freight costs throughout the year, all negatively impacted our top and bottom line numbers. In spite of these headwinds, we were able to build off our prior year’s successes to grow revenues by 17.5%, as well as increase earnings from $0.08 to $0.19 per share. We continued to grow our three key areas of business, wholesale green coffee sales, private label or “store brand” coffee sales and sales of our own eight proprietary brands roasted under our own unique specifications. These increases enabled us to grow revenues for six of the last seven consecutive quarters,” stated Andrew Gordon, Chief Executive Officer of Coffee Holding.

“Although the performance of our recently acquired businesses continues to be erratic, we have seen some improvement in certain areas of operations. Sonofresco’s performance in the area of green coffee sales continues to improve each year increasing almost 18% as compared to fiscal 2017. Comfort Foods sales continue to fluctuate depending on the levels of promotional activity; but the importance of now having an East Coast roasting facility during a time of escalating freight rates has important strategic value for us both now and in the immediate future. As a result of our East Coast roasting facility, we are now in the position to competitively bid on new business in the Northeast. In addition, by consolidating product in Massachusetts, we receive additional freight savings when shipping to customers in the region as opposed to shipping small orders from the West coast. Steep N Brew, our most recent acquisition, through Generations Coffee Company, continues to show strong revenues growth. We expect sales for Generations/Steep N Brew to reach approximately $18 to $20 million for the upcoming fiscal year, which would represent an approximately 6% to 15% increase vs fiscal 2018, on an annualized basis. Our partners in Generations Coffee Co. have upgraded the Steep N Brew operations since the acquisition, adding additional roasting and packaging capacity which we expect will enable us to aggressively grow future sales in the bag and single serve coffee segments,” continued Mr. Gordon.

“In other developments, we have decided to end our corporate stock buy back program as we believe this initiative was not having the desired effect on enhancing overall shareholder value. Instead, we will be implementing a new dividend policy. We intend to pay a dividend of 30% of our net profits for the fiscal year ending October 31, 2019 to shareholders of record as of October 31, 2019 to reward them for their loyalty and patience as well as to reaffirm our ability to generate free cash and positive results. We expect such dividend to be paid in our second fiscal quarter of 2020.

Lastly, we have had numerous discussions on the CBD front, which has become an extremely prominent topic for many companies in the coffee space. We are in discussions with both potential providers in addition to conversations with both our green and roasted customer base as to the best applications for CBD for both existing and potential new products utilizing CBD in manner applicable with the needs of the end consumer. We will continue to explore this as we believe there is potential for CBD coffee products in the near future,” concluded Mr. Gordon.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward looking statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company’s outlook on the revenue growth at Steep N Brew and the Company’s expected annual dividend. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, hedging activities, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, the ability to pay the dividend for the fiscal year ending October 31, 2019 and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

OCTOBER 31, 2018 AND 2017

	2018	2017

- ASSETS -
CURRENT ASSETS:
Cash	$4,611,384	$2,325,650
Accounts receivable, net of allowances of $144,000 for 2018 and 2017	9,914,297	13,441,802
Inventories	15,271,106	16,310,572
Prepaid green coffee	-	171,350
Prepaid expenses and other current assets	578,861	593,825
Prepaid and refundable income taxes	383,206	472,814
TOTAL CURRENT ASSETS	30,758,854	33,316,013

Machinery and equipment, at cost, net of accumulated depreciation of $6,251,828 and $5,557,899 for 2018 and 2017, respectively	2,350,208	2,439,338
Customer list and relationships, net of accumulated amortization of $108,875 and $72,250 for 2018 and 2017, respectively	576,125	367,750
Trademarks and tradenames	1,488,000	820,000
Other intangible assets	331,124	331,124
Non-compete, net of accumulated amortization of $9,900 and $0 for 2018 and 2017, respectively	89,100	-
Goodwill	2,157,661	1,794,265
Equity method investments	89,776	94,643
Deferred income tax asset	440,325	339,748
Deposits and other assets	552,904	497,529
TOTAL ASSETS	$38,834,077	$40,000,410

- LIABILITIES AND STOCKHOLDERS’ EQUITY -
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$4,833,548	$4,430,626
Line of credit	6,260,014	8,407,527
Due to broker	22,046	210,862
Note payable	70,255	-
Income taxes payable	1,505	1,346
TOTAL CURRENT LIABILITIES	11,187,368	13,050,361

Deferred income tax liabilities	882,022	629,680
Deferred rent payable	242,143	240,379
Deferred compensation payable	532,726	488,529
TOTAL LIABILITIES	12,844,259	14,408,949
Commitments and Contingencies
STOCKHOLDERS’ EQUITY:
Coffee Holding Co., Inc. stockholders’ equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued	-	-
Common stock, par value $.001 per share; 30,000,000 shares authorized, 6,494,680 shares issued; 5,569,349 and 5,805,935 shares outstanding for 2018 and 2017	6,494	6,494
Additional paid-in capital	16,104,075	16,104,075
Retained earnings	13,404,767	12,345,490
Less: Treasury stock, 925,331 and 688,745 common shares, at cost for 2018 and 2017	(4,633,560)	(3,504,510)
Total Coffee Holding Co., Inc. Stockholders’ Equity	24,881,776	24,951,549
Noncontrolling interest	1,108,042	639,912
TOTAL EQUITY	25,989,818	25,591,461
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,834,077	$40,000,410

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED OCTOBER 31, 2018 AND 2017

	2018	2017
NET SALES	$90,655,294	$77,127,595

COST OF SALES (which include purchases of approximately $9.1 million and $6.7 million in fiscal years 2018 and 2017, respectively, from a related party)	75,040,802	64,977,632

GROSS PROFIT	15,614,492	12,149,963

OPERATING EXPENSES:
Selling and administrative	12,532,329	10,228,506
Officers’ salaries	681,000	698,740
TOTAL	13,213,329	10,927,246

INCOME FROM OPERATIONS	2,401,163	1,222,717

OTHER INCOME (EXPENSE):
Interest income	13,347	19,436
Loss from equity method investments	(4,867)	(956)
Interest expense	(370,705)	(264,261)
TOTAL	(362,225)	(245,781)

INCOME BEFORE PROVISION FOR INCOME TAXES AND NON-CONTROLLING INTEREST IN SUBSIDIARY	2,038,938	976,936

Provision for income taxes	511,532	244,096

NET INCOME BEFORE NON-CONTROLLING INTEREST IN SUBSIDIARY	1,527,406	732,840
Less: Net income attributable to the non-controlling interest in subsidiary	(468,130)	(265,578)

NET INCOME ATTRIBUTABLE TO COFFEE HOLDING CO., INC.	$1,059,276	$467,262

Basic and diluted earnings per share	$.19	$.08

Weighted average common shares outstanding:
Basic and diluted	5,691,057	5,858,376

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2018 AND 2017

	2018	2017
OPERATING ACTIVITIES:

Net income	$1,527,406	$732,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	740,454	762,043
Unrealized loss (gain) on commodities	(188,816)	345,584
Loss on equity method investments	4,867	955
Deferred rent	1,764	9,163
Deferred income taxes	151,765	(183,975)
Changes in operating assets and liabilities:
Accounts receivable	3,613,947	661,008
Inventories	2,155,487	(917,376)
Prepaid expenses and other current assets	43,877	(25,688)
Prepaid green coffee	171,350	264,227
Prepaid and refundable income taxes	89,608	9,163
Accounts payable and accrued expenses	392,713	(258,827)
Deposits and other assets	(11,178)	77,220
Income taxes payable	159	296
Net cash provided by operating activities	8,693,403	1,476,633

INVESTING ACTIVITIES:
Purchase of business net of cash acquired	(2,677,335)	(2,893,275)
Purchases of machinery and equipment	(383,516)	(679,921)
Net cash used in investing activities	(3,060,851)	(3,573,196)

FINANCING ACTIVITIES:
Advances under bank line of credit	3,810,400	6,314,152
Purchase of treasury stock	(1,129,050)	(254,920)
Principal payments under bank line of credit	(6,028,168)	(4,865,000)
Net cash (used in) provided by financing activities	(3,346,818)	1,194,232

NET INCREASE (DECREASE) IN CASH	2,285,734	(902,331)

CASH, BEGINNING OF YEAR	2,325,650	3,227,981

CASH, END OF YEAR	$4,611,384	$2,325,650

COFFEE HOLDING CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED OCTOBER 31, 2018 AND 2017

	2018	2017
SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Interest paid	$372,228	$261,485
Income taxes paid	$270,000	$391,933

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On April 24, 2018 Generations Coffee Company acquired the assets of Steep & Brew, Inc.:

Accounts receivable	$86,442
Inventory	1,116,021
Equipment	221,283
Prepaid expenses	28,913
Non-compete	99,000
Customer lists	245,000
Tradename	668,000
Goodwill	363,396

Less: Note payable	140,510
Less: Liability assumed	10,210

Net cash paid	$2,677,335

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
On February 23, 2017 Coffee Holding Co., Inc. acquired the assets of Comfort Foods, Inc.:

Accounts receivable	$584,918
Inventory	1,116,906
Equipment	229,597
Prepaid expenses	32,681
Customer lists	170,000
Other intangible assets	971,124
Goodwill	388,378
Other asset	26,551

Less: liabilities	626,880

Net cash paid	$2,893,275